Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

COGNIZANT REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Annual revenue of $16.13 billion, up 8.9% over 2017
Names Brian Humphries as CEO, Succeeding Co-Founder Francisco D’Souza

TEANECK, N.J., February 6, 2019 - Cognizant Technology Solutions Corporation (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its fourth quarter and full year 2018 financial results.

Highlights - Fourth Quarter 20181

•	Quarterly revenue rose to $4.13 billion, up 7.9% (8.8% in constant currency2) from the year-ago quarter.

•	Quarterly GAAP diluted EPS was $1.12, compared to $(0.03) in the year-ago quarter.

•	Quarterly non-GAAP diluted EPS[2] was $1.13, compared to $1.03 in the year-ago quarter.

•	Quarterly Adjusted Diluted EPS[2] was $0.98, compared to $0.96 in the year-ago quarter.

Revenue for the fourth quarter of 2018 rose to $4.13 billion, up 7.9% from $3.83 billion in the fourth quarter of 2017. GAAP operating margin was 16.8%, non-GAAP operating margin2 was 19.5%, and Adjusted Operating Margin2 was 17.0% for the fourth quarter of 2018. Net income was $648 million, or $1.12 per diluted share, compared to a net loss of $(18) million, or $(0.03) per diluted share, in the fourth quarter of 2017. Fourth quarter 2017 GAAP net loss included the one-time incremental income tax expense of $617 million related to the implementation of the U.S. Tax Cuts and Jobs Act. Non-GAAP diluted EPS was $1.13, compared to $1.03 in the fourth quarter of 2017. Adjusted Diluted EPS was $0.98, compared to $0.96 in the fourth quarter of 2017.

_____________________________
1 On January 1, 2018, we adopted ASC Topic 606, “Revenue from Contracts with Customers,” or the New Revenue Standard, using the modified retrospective method. Results for reporting periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting policies. For the three months ended December 31, 2018, adoption of the New Revenue Standard had a positive impact on revenue of $11 million, income from operations of $30 million and diluted earnings per share of $0.04 per share.
2 Non-GAAP diluted EPS and non-GAAP operating margin exclude stock-based compensation expense, acquisition-related charges and unusual items, and non-GAAP diluted EPS additionally excludes net non-operating foreign currency exchange gains or losses and the tax effect of the applicable adjustments. Adjusted Diluted EPS and Adjusted Operating Margin exclude only unusual items, and Adjusted Diluted EPS additionally excludes net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues. Reconciliations of non-GAAP diluted EPS, Adjusted Diluted EPS, non-GAAP operating margin and Adjusted Operating Margin to the corresponding GAAP measures are included at the end of this release.

“Cognizant executed well in 2018, diversifying our revenue base and client roster, and investing to build distinctive leadership in six advanced digital capabilities,” said Francisco D'Souza, Vice Chairman and Chief Executive Officer. “Forming the core of our digital strategy, these capabilities are instrumental in helping clients digitize and transform their entire enterprises, which we call being digital at scale. Digital continues to permeate and power every industry, creating a substantial market opportunity for us across the industries, geographies, and buyer groups we serve. With a disciplined plan for executing our digital strategy, we’ve set Cognizant up for the next stage of sustainable strong growth and value creation.”

Highlights - Full Year 20183

•	Revenue increased to $16.13 billion, up 8.9% (8.5% in constant currency) from 2017.

•	GAAP diluted EPS was $3.60, compared to $2.53 in 2017.

•	Non-GAAP diluted EPS was $4.57, compared to $3.77 in 2017.

•	Adjusted Diluted EPS was $4.02, compared to $3.42 in 2017.

Revenue for 2018 increased to $16.13 billion, up 8.9% from $14.81 billion for 2017. GAAP net income for 2018 was $2.10 billion, or $3.60 per diluted share, compared to $1.50 billion, or $2.53 per diluted share, for 2017. Non-GAAP diluted EPS was $4.57 in 2018, compared to $3.77 in 2017. Adjusted Diluted EPS was $4.02 in 2018, compared to $3.42 in 2017. GAAP operating margin was 17.4%, non-GAAP operating margin was 20.7% and Adjusted Operating Margin was 18.1% for 2018.

First Quarter & Full Year 2019 Outlook

The Company is providing the following guidance:

▪	First quarter 2019 year-over-year revenue growth of 7.5-8.5% in constant currency.[4]

▪	Full year 2019 year-over-year revenue growth of 7.0-9.0% in constant currency.[4]

▪	Full year 2019 Adjusted Diluted EPS[5] expected to be at least $4.40.

“Our full year 2018 results reflect the on-going execution of our long-term strategy, which is expected to drive sustainable revenue and earnings growth," said Karen McLoughlin, Chief Financial Officer. "In 2018, we continued to focus on operational excellence to drive margin enhancement, while continuing to invest in the business. In addition, we introduced a more balanced capital return program to start in 2019.”

_____________________________
3 For the year ended December 31, 2018, adoption of the New Revenue Standard had a positive impact on revenue of $96 million, income from operations of $134 million and diluted earnings per share of $0.19 per share.
4 Based on current foreign exchange rates, we expect first quarter and full year 2019 revenue growth to be negatively impacted by 170 basis points and 70 basis points, respectively.
5 A full reconciliation of Adjusted Diluted EPS guidance to GAAP diluted EPS guidance on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses, and the tax effects of these adjustments, all of which are adjustments to Adjusted Diluted EPS.

Executive Changes

The Company announced today that its Board of Directors has appointed Brian Humphries, currently the CEO of Vodafone Business, as its CEO and a member of the Board of Directors, in each case effective April 1, 2019. Following Humphries’ appointment, Francisco D’Souza, who co-founded Cognizant and has served as CEO since 2007, will serve as full-time Executive Vice Chairman to facilitate the transition through June 30, 2019. Thereafter, he will remain on the Board as Vice Chairman. The Company also announced that Rajeev Mehta will step down as the Company's President, effective April 1, 2019. Additional information can be found http://www.cognizant.com/investors/sec-filings.

“Raj has provided Cognizant with his leadership, operational skills, and passion for clients for more than two decades in a variety of operating roles and has served as our president for the past two and a half years," said D'Souza. "We’re grateful to Raj for his countless contributions to the growth and success of Cognizant.
On behalf of the Board, I wish Raj well in his future endeavors."

Return of Capital Program - Dividend

The Company has declared a quarterly cash dividend of $0.20 per share on Cognizant Class A common stock for shareholders of record at the close of business on February 21, 2019. This dividend will be payable on February 28, 2019.

Conference Call

Cognizant will host a conference call on February 6, 2019 at 8:00 a.m. (Eastern) to discuss the Company’s fourth quarter 2018 results. To listen to the conference call, please dial (877) 810-9510 (domestically) or (201) 493-6778 (internationally) and provide the following conference passcode: “Cognizant Call.”

The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. Please go to the website at least 15 minutes prior to the call to register and to download and install any necessary audio software. An earnings supplement will also be available on the Cognizant website at the time of the conference call.

For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or (201) 612-7415 (internationally) and enter 13686264 from two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, February 20, 2019. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant

Cognizant (Nasdaq-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 195 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our plans and expectations surrounding the transition to a new CEO, our expectations regarding opportunities in the marketplace, investment in and growth of our business, our shift to digital services and solutions, our anticipated financial performance and our capital return program. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the failure of the new CEO to join the Company in the timeframe expected, or at all, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures

To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP income from operations, non-GAAP operating margin, non-GAAP diluted earnings per share, or non-GAAP diluted EPS, Adjusted Income From Operations, Adjusted Operating Margin, Adjusted Diluted Earnings Per Share, or Adjusted Diluted EPS, free cash flow and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

In 2018, we announced a plan to modify our non-GAAP financial measures. Our historical non-GAAP financial measures, non-GAAP operating margin, non-GAAP income from operations and non-GAAP diluted EPS, excluded stock-based compensation expense, acquisition-related charges and unusual items, such as realignment charges and, in the second quarter of 2018, the initial funding of the Cognizant U.S. Foundation. Our non-GAAP diluted EPS additionally excluded net non-operating foreign currency exchange gains or losses and unusual items, such as the effect of the net income tax expense related to the enactment of the Tax Reform Act in the third quarter of 2018 and the fourth quarter of 2017, the effect of the recognition in the first quarter of 2017 of an income tax benefit previously unrecognized in our consolidated financial statements related to a specific uncertain tax position and the tax impacts of all applicable adjustments. Our new non-GAAP financial measures, Adjusted Operating Margin and Adjusted Income From Operations, exclude only unusual items and Adjusted Diluted EPS additionally excludes net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Additionally, we are introducing two new non-GAAP financial measures: free cash flow and constant currency revenue growth. Free cash flow is defined as cash flows from operating activities net of purchases of property and equipment. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.

Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures excluding certain costs provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation in the following tables of our new non-GAAP financial measures (Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Diluted EPS, free cash flow and constant currency revenue growth) as well as our historical non-GAAP financial measures (non-GAAP income from operations, non-GAAP operating margin and non-GAAP diluted EPS) along with a reconciliation to the most comparable GAAP measures, as applicable, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring, namely stock-based compensation, acquisition-related charges, including amortization of purchased intangibles, and net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Contact: David Nelson
VP, Investor Relations & Treasurer
201-498-8840
david.nelson@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018(a)	2017(a)	2018(a)	2017(a)
Revenues	$4,129	$3,828	$16,125	$14,810
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	2,540	2,360	9,838	9,152
Selling, general and administrative expenses	776	700	3,026	2,769
Depreciation and amortization expense	120	111	460	408
Income from operations	693	657	2,801	2,481
Other income (expense), net:
Interest income	49	36	177	133
Interest expense	(8)	(5)	(27)	(23)
Foreign currency exchange gains (losses), net	81	26	(152)	67
Other, net	—	(1)	(2)	(3)
Total other income (expense), net	122	56	(4)	174
Income before provision for income taxes	815	713	2,797	2,655
Provision for income taxes	(168)	(732)	(698)	(1,153)
Income from equity method investments	1	1	2	2
Net income (loss)	$648	$(18)	$2,101	$1,504
Basic earnings (losses) per share	$1.12	$(0.03)	$3.61	$2.54
Diluted earnings (losses) per share	$1.12	$(0.03)	$3.60	$2.53
Weighted average number of common shares outstanding - Basic	578	589	582	593
Dilutive effect of shares issuable under stock-based compensation plans	1	—	2	2
Weighted average number of common shares outstanding - Diluted	579	589	584	595
Notes:

(a)
On January 1, 2018, we adopted ASC Topic 606, “Revenue from Contracts with Customers,” or the New Revenue Standard, using the modified retrospective method. Results for reporting periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting policies. For the three months ended December 31, 2018, adoption of the New Revenue Standard had a positive impact on revenue of $11 million, income from operations of $30 million and diluted earnings per share of $0.04 per share. For the twelve months ended December 31, 2018, adoption of the New Revenue Standard had a positive impact on revenue of $96 million, income from operations of $134 million and diluted earnings per share of $0.19 per share.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(in millions, except par values)

	December 31, 2018(a)	December 31, 2017(a)
Assets
Current assets:
Cash and cash equivalents	$1,161	$1,925
Short-term investments	3,350	3,131
Trade accounts receivable, net of allowances of $78 and $65, respectively	3,257	2,865
Unbilled accounts receivable	—	357
Other current assets	909	833
Total current assets	8,677	9,111
Property and equipment, net	1,394	1,324
Goodwill	3,481	2,704
Intangible assets, net	1,150	981
Deferred income tax assets, net	442	418
Long-term investments	80	235
Other noncurrent assets	689	448
Total assets	$15,913	$15,221
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$215	$210
Deferred revenue	286	383
Short-term debt	9	175
Accrued expenses and other current liabilities	2,267	2,071
Total current liabilities	2,777	2,839
Deferred revenue, noncurrent	62	104
Deferred income tax liabilities, net	183	146
Long-term debt	736	698
Long-term income taxes payable	478	584
Other noncurrent liabilities	253	181
Total liabilities	4,489	4,552
Stockholders’ equity:
Preferred stock, $0.10 par value, 15.0 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 577 and 588 shares issued and outstanding at December 31, 2018 and 2017, respectively	6	6
Additional paid-in capital	47	49
Retained earnings	11,485	10,544
Accumulated other comprehensive income (loss)	(114)	70
Total stockholders’ equity	11,424	10,669
Total liabilities and stockholders’ equity	$15,913	$15,221
Notes:

(a)
On January 1, 2018, we adopted the New Revenue Standard using the modified retrospective method. Upon adoption, we reclassified (i) balances representing receivables, as defined by the New Revenue Standard, from Unbilled accounts receivable to Trade accounts receivable, net and (ii) balances representing contract assets, as defined by the New Revenue Standard, from Unbilled accounts receivable to Other current assets. Balances as of December 31, 2018 are presented under the New Revenue Standard, while prior period balances are not adjusted and continue to be reported in accordance with our historic accounting policies.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Guidance
	2018(a)	2017(a)	2018(a)	2017(a)	Full Year 2019
GAAP income from operations	$693	$657	$2,801	$2,481
Realignment charges (b)	7	3	19	72
Initial funding of Cognizant U.S. Foundation (c)	—	—	100	—
Adjusted Income From Operations	700	660	2,920	2,553
Stock-based compensation expense (d)	68	60	267	221
Acquisition-related charges (e)	39	34	158	138
Non-GAAP income from operations	$807	$754	$3,345	$2,912

GAAP operating margin	16.8%	17.2%	17.4%	16.8%
Effect of realignment charges	0.2	0.1	0.1	0.5	(b)
Effect of initial funding of Cognizant U.S. Foundation	—	—	0.6	—	—
Adjusted Operating Margin	17.0	17.3	18.1	17.3	approximately 19.0%
Effect of stock-based compensation expense	1.6	1.6	1.6	1.5
Effect of acquisition-related charges	0.9	0.8	1.0	0.9
Non-GAAP operating margin	19.5%	19.7%	20.7%	19.7%

GAAP diluted earnings (losses) per share	$1.12	$(0.03)	$3.60	$2.53
Effect of realignment charges and initial funding of Cognizant U.S. Foundation, as applicable, pre-tax	0.01	—	0.20	0.12	(b)
Effect of non-operating foreign currency exchange (gains) losses, pre-tax (f)	(0.14)	(0.04)	0.26	(0.12)	(f)
Tax effect of above adjustments (g)	(0.01)	(0.01)	(0.03)	(0.06)	(b), (f)
Effect of adjustment to the one-time income tax expense related to the Tax Reform Act (h)	—	1.04	(0.01)	1.04	—
Effect of recognition of income tax benefit related to an uncertain tax position (i)	—	—	—	(0.09)	—
Adjusted Diluted Earnings Per Share	0.98	0.96	4.02	3.42	at least $4.40
Effect of stock-based compensation expense and acquisition-related charges, pre-tax	0.18	0.16	0.73	0.60
Tax effect of stock-based compensation expense and acquisition-related charges (g)	(0.03)	(0.09)	(0.18)	(0.25)
Non-GAAP diluted earnings per share	$1.13	$1.03	$4.57	$3.77
Notes:

(a)
On January 1, 2018, we adopted the New Revenue Standard using the modified retrospective method. Results for reporting periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting policies.

(b)
Realignment charges include severance costs, lease termination costs, and advisory fees related to non-routine shareholder matters and to the development of our realignment and return of capital programs, as applicable. Our 2017 and 2018 realignment initiatives were targeted at improving our cost structure primarily by optimizing our resource pyramid. The total costs related to the realignment are reported in "Selling, general and administrative expenses" in our consolidated statements of operations. We may continue to incur realignment charges in 2019. While we cannot provide realignment charges on a forward-looking basis without unreasonable effort because the amount and timing of such charges are uncertain, we expect to incur approximately $25 million in compensation and benefits costs associated with the CEO transition and the departure of our President in 2019.

(c)
During the second quarter of 2018, we provided $100 million of initial funding to Cognizant U.S. Foundation, which is focused on science, technology, engineering and math (or collectively, STEM) in the United States. This funding is not expected to recur at this magnitude in the foreseeable future.

(d)	Stock-based compensation expense reported in:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cost of revenues	$16	$14	$62	$55
Selling, general and administrative expenses	52	46	205	166

(e)
Acquisition-related charges include, amortization of purchased intangible assets included in the depreciation and amortization expense line on our consolidated statements of operations, external deal costs, acquisition-related retention bonuses, integration costs, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs, as applicable.

(f)
Non-operating foreign currency exchange gains or losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.

(g)	Presented below are the tax impacts of each of our non-GAAP adjustments to pre-tax income:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Non-GAAP income tax benefit (expense) related to:
Realignment charges	$2	$1	$5	$25
Initial funding of Cognizant U.S. Foundation	—	—	28	—
Foreign currency exchange gains and losses	3	6	(12)	10
Stock-based compensation expense	13	41	66	101
Acquisition-related charges	10	13	38	48
The effective tax rate related to each of our non-GAAP adjustments varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions.

(h)
During the fourth quarter of 2017, in connection with the enactment of the Tax Reform Act, we recorded a one-time provisional net income tax expense of $617 million comprised of: (i) the one-time transitional tax expense on accumulated undistributed earnings of foreign subsidiaries of $635 million and (ii) foreign and U.S. state income tax expense that will be applicable upon repatriation of the accumulated undistributed earnings of our foreign subsidiaries, other than our Indian subsidiaries, of $53 million, partially offset by (iii) an income tax benefit of $71 million resulting from the revaluation of U.S. net deferred income tax liabilities to the new lower U.S. income tax rate. During the third quarter of 2018, we finalized our calculation of this one-time net income tax expense and recognized a $5 million income tax benefit, which reduced our provision for income taxes.

(i)
During the first quarter of 2017, we recognized an income tax benefit previously unrecognized in our consolidated financial statements related to a specific uncertain tax position of $55 million. The recognition of the benefit was based on management’s reassessment regarding whether this unrecognized tax benefit met the more-likely-than-not threshold in light of the lapse in the statute of limitations as to a portion of such benefit.

The above tables serve to reconcile the Non-GAAP financial measures to comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(dollars in millions)

	Three Months Ended December 31, 2018(a)
			Year over Year
	$	% of total	% Change	Constant Currency % Change (b)
Revenues by Segment:
Financial Services	$1,451	35.1%	1.7%	2.8%
Healthcare	1,202	29.1%	6.8%	7.0%
Products and Resources	891	21.6%	13.9%	15.4%
Communications, Media and Technology	585	14.2%	18.4%	20.1%
Total Revenues	$4,129		7.9%	8.8%

Revenues by Geography:
North America	$3,144	76.1%	6.7%	6.7%
United Kingdom	330	8.0%	15.0%	17.9%
Rest of Europe	410	9.9%	18.8%	22.3%
Europe - Total	740	17.9%	17.1%	20.3%
Rest of World	245	5.9%	(1.6)%	4.7%
Total Revenues	$4,129		7.9%	8.8%

	Twelve Months Ended December 31, 2018(a)
			Year over Year
	$	% of total	% Change	Constant Currency % Change (b)
Revenues by Segment:
Financial Services	$5,845	36.2%	3.7%	3.4%
Healthcare	4,668	28.9%	9.5%	9.3%
Products and Resources	3,415	21.2%	12.3%	11.7%
Communications, Media and Technology	2,197	13.6%	17.4%	17.0%
Total Revenues	$16,125		8.9%	8.5%

Revenues by Geography:
North America	$12,293	76.2%	7.4%	7.4%
United Kingdom	1,274	7.9%	10.8%	7.6%
Rest of Europe	1,563	9.7%	25.2%	22.2%
Europe - Total	2,837	17.6%	18.3%	15.2%
Rest of World	995	6.2%	3.4%	6.1%
Total Revenues	$16,125		8.9%	8.5%

Employee Metrics:	December 31, 2018	December 31, 2017
Number of employees	281,600	260,000
Notes:

(a)
On January 1, 2018, we adopted the New Revenue Standard using the modified retrospective method. Results for reporting periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting policies.

(b)	Constant currency revenue growth is not a measurement of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures” for more information.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$648	$(18)	$2,101	$1,504
Adjustments for non-cash income and expenses	85	318	898	717
Changes in assets and liabilities	(31)	536	(407)	186
Net cash provided by operating activities	702	836	2,592	2,407
Cash flows from investing activities:
Purchases of property and equipment	(96)	(80)	(377)	(284)
Net sales (purchases) of investments	178	64	(139)	(82)
Payments for business combinations, net of cash acquired	(632)	(144)	(1,111)	(216)
Net cash (used in) investing activities	(550)	(160)	(1,627)	(582)
Cash flows from financing activities:
Repurchases of common stock	(267)	(332)	(1,261)	(1,889)
Net change in borrowings and capital lease obligations	19	42	(145)	(20)
Dividends paid	(116)	(86)	(468)	(265)
Issuance of common stock under stock-based compensation plans	39	43	181	189
Net cash (used in) financing activities	(325)	(333)	(1,693)	(1,985)
Effect of exchange rate changes on cash and cash equivalents	(5)	5	(36)	51
Increase (decrease) in cash and cash equivalents	(178)	348	(764)	(109)
Cash and cash equivalents, beginning of period	1,339	1,577	1,925	2,034
Cash and cash equivalents, end of period	$1,161	$1,925	$1,161	$1,925

Supplemental Cash Flow Information
(in millions)

	Three Months Ended
Stock Repurchases under Board of Directors' authorized stock repurchase program:	December 31, 2018	December 31, 2017
Number of shares repurchased	3.6	3.6

Remaining authorized balance	$2,525

Reconciliation of Free Cash Flow Non-GAAP Financial Measure
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$702	$836	$2,592	$2,407
Purchases of property and equipment	(96)	(80)	(377)	(284)
Free cash flow	$606	$756	$2,215	$2,123